EXECUTION COPY

FOURTH AMENDED AND RESTATED
SALE AND CONTRIBUTION AGREEMENT
This FOURTH AMENDED AND RESTATED SALE AND CONTRIBUTION AGREEMENT, dated as of June 23, 2016 (the “Agreement”), is made between CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“CAC”) and CAC WAREHOUSE FUNDING CORPORATION II, a Nevada corporation (“Funding”).
CAC and Funding entered into a Third Amended and Restated Contribution Agreement dated as of December 27, 2012, and desire to amend such Third Amended and Restated Contribution Agreement, as amended prior to the date hereof, in its entirety as provided herein.
Funding desires to acquire from time to time certain Loans and related rights and collateral, including certain of CAC’s rights in any related Dealer Agreements and Purchase Agreements, all of the related Contracts, and the Collections (other than Dealer Collections) derived therefrom during the full term of this Agreement, and CAC desires to transfer, convey and assign from time to time such Loans and related property to Funding upon the terms and conditions hereinafter set forth. CAC has also agreed to service the Loans and related property to be transferred, conveyed and assigned to Funding.
In consideration of the premises and the mutual agreements set forth herein, it is hereby agreed by and between CAC and Funding as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. All capitalized terms used herein shall have the meanings specified herein or, if not so specified, the meaning specified in, or incorporated by reference into the Loan and Security Agreement and shall include in the singular number the plural and in the plural number the singular:
“Conveyed Property” means the Initial Contributed Property and the Subsequent Conveyed Property.
“Initial Contributed Property” means (i) Loans listed on Exhibit A hereto delivered to the Servicer, the Collateral Agent and the Backup Servicer on the Initial Funding Date and (ii) all Related Security with respect thereto.
“Initial Funding Date” means September 30, 2003.
“Loan and Security Agreement” shall mean the Sixth Amended and Restated Loan and Security Agreement dated as of June 23, 2016, among Funding, CAC, the Lenders named therein, Wells Fargo Bank, National Association as the Deal Agent, and Wells Fargo Bank, National Association as the Backup Servicer and the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time.

“Related Security” With respect to any Loan, all of CAC’s interest in:
(i)    the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including CAC’s rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;
(ii)    all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;
(iii)    all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;
(iv)    all Records, documents and writing evidencing or related to such Loan;
(v)    all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof; and
(vi)    the Proceeds of each of the foregoing.
For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.
“Subsequent Conveyed Property” means, with respect to the date of any Incremental Funding and/or Dealer Collections Purchase, (i) the Loans added to Exhibit A hereto as of the date of such date (including all rights of CAC under any Dealer Collections Purchase Agreement and any Purchased Loan and Related Security arising thereunder) and (ii) all Related Security with respect thereto.
Section 1.2    Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.
Section 1.3    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

CONTRIBUTION AND SERVICING OF LOANS
Section 2.1    Contribution and Sale of Loans.
(a)    In consideration of the payments described in Section 3.1, effective as of the Initial Funding Date, CAC did convey, assign, sell and transfer without recourse, except as set forth herein, to Funding all of its right, title and interest in and to the Initial Contributed Property.
(b)    CAC hereby further agrees that on the date of each Incremental Funding during the Revolving Period and the date of each Dealer Collections Purchase, in consideration of the payment described in Section 3.1 with respect to such date, CAC shall and CAC does hereby agree to, convey, assign, sell, contribute and transfer without recourse, except as set forth in this Agreement, to Funding all of its right, title and interest in and to the Subsequent Conveyed Property with respect to such date.
(c)    CAC hereby further agrees that the above-described conveyances shall, without the need for any further action on the part of CAC or Funding, include (i) all rights arising under any Dealer Loan included in the Initial Contributed Property or Subsequent Conveyed Property which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool and (ii) all rights arising under any Dealer Collections Purchase Agreement, including any Purchased Loans and Related Security arising thereunder.
(d)    Each such contribution, sale, assignment, transfer and conveyance does not constitute an assumption by Funding of any obligations of CAC or any other Person to Obligors or to any other Person in connection with the Loans or under any Contract, Dealer Agreement, Purchase Agreement or other agreement and instrument relating to the Loans.
(e)    In connection with any such foregoing conveyance, CAC agrees to record and file on or prior to the Initial Funding Date, at its own expense, a financing statement or statements with respect to the Conveyed Property conveyed by CAC hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the interests of Funding created hereby, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to Funding on or before the Initial Funding Date.
(f)    CAC agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as Funding may reasonably request in order to perfect or protect the interest of Funding in the Loans and other Conveyed Property purchased hereunder or to enable Funding to exercise or enforce any of its rights hereunder. CAC shall, upon request of Funding, obtain such additional search reports as Funding shall request. To the fullest extent permitted by applicable law, Funding shall be authorized and permitted to file continuation statements and amendments to financing statements and assignments thereof to preserve and protect its right, title and interest in, to and under the Conveyed Property.

(g)    It is the express intent of CAC and Funding that the conveyance of the Loans and other Conveyed Property by CAC to Funding pursuant to this Agreement be construed as an absolute sale and contribution of such Loans and other Conveyed Property by CAC to Funding and that CAC relinquishes control over the Loans and all right, title and interest (legal or equitable) in, to or under any Loan or other Conveyed Property immediately upon the transfer of each such Conveyed Property under this Agreement (except to the extent of any Dealer Collections Purchases and to the extent CAC acts as the Servicer of the Loans). Further, it is not the intention of CAC and Funding that such conveyance be deemed a grant of a security interest in the Loans and other Conveyed Property by CAC to Funding in the nature of a consensual lien securing an obligation. However, in the event that, notwithstanding the express intent of the parties, the Loans and other Conveyed Property are construed to constitute property of CAC, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC as enacted in the State of New York; and (ii) the conveyance by CAC provided for in this Agreement shall be deemed to be, and CAC hereby grants to Funding, a security interest in, to and under all of CAC’s right, title and interest in, to and under the Conveyed Property, to secure the rights of Funding set forth in this Agreement or as may be determined in connection therewith by applicable law. CAC and Funding shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Loans and other Conveyed Property, such security interest would be a perfected security interest in favor of Funding under applicable law and will be maintained as such throughout the term of this Agreement.
(h)    In connection with such conveyance, CAC agrees to deliver to Funding on the Initial Funding Date and each Funding Date on which Subsequent Conveyed Property is conveyed by CAC to Funding, as the case may be, one or more computer files containing true and complete lists of all applicable Dealer Agreements and Loans conveyed to Funding on the Initial Funding Date and each Funding Date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number and pool number as of the end of the Collection Period immediately preceding the Funding Date. Such file shall be marked as Exhibit A to this Agreement, shall be delivered to Funding as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement. Such list and such Exhibit A shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Conveyed Property conveyed on the date of each such Incremental Funding so that, on each such date, Funding will have an aggregate list constituting Exhibit A that describes all Loans conveyed by CAC to Funding hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing all such Loans (other than those that have been released from Collateral and those Dealer Loans that have been deemed to be extinguished pursuant to Section 6.15(b) of the Loan and Security Agreement). Such updated Exhibit A shall be deemed to replace any existing Exhibit A as of such date of Incremental Funding. Furthermore, Exhibit A hereto shall be deemed to be supplemented on each date of Dealer Collections Purchase by the list set forth under Section 6.15(c) of the Loan and Security Agreement.
(i)    CAC will reflect the transactions described in paragraph (a) of this Section 2.1 on its internal non-consolidated financial statements and on its non-consolidated state tax returns as a sale or other absolute transfer of the Loans from CAC to Funding, even though CAC will reflect this transaction on its consolidated financial statements as an “on-balance sheet” item in accordance with generally accepted accounting principles. CAC will present the data in its consolidated financial statements with an accompanying footnote describing Funding’s separate existence and stating that such item is a financing secured by the Loans and is non-recourse to CAC.
Section 2.2    Servicing of Loans. The servicing, administering and collection of the Loans shall be conducted by the Servicer then authorized to act as such under the Loan and Security Agreement.
ARTICLE III

CONSIDERATION AND PAYMENT; LOANS
Section 3.1    Consideration. The consideration for the Loans and other Conveyed Property conveyed on the Initial Funding Date to Funding by CAC under this Agreement shall be an amount equal to (i) the net cash proceeds of each advance to Funding under the Loan and Security Agreement used by Funding to purchase the Loans and other Conveyed Property conveyed on the Initial Funding Date, plus (ii) the value attributable to CAC’s common stock in Funding (which constitutes and will constitute all of the equity interests issued by Funding) as a result of the coveyance of such Loans and other Conveyed Property. Thereafter, on the date of each Incremental Funding in the Revolving Period, the consideration for the Loans and other Conveyed Property conveyed on the date of such Incremental Funding will equal the Outstanding Balance of the Loans conveyed less the Loan Loss Reserve in each case as in effect as of the date of such Incremental Funding. Such consideration shall be payable (i) in cash to the extent Funding has cash available therefor and such cash payment is not prohibited by the terms of the Loan and Security Agreement, plus, if applicable (ii) an increase in the value attributable to CAC’s common stock in Funding (which constitutes and will constitute all of the equity interests issued by Funding) as a result of the conveyance of such Loans and other Conveyed Property. On the date of each Dealer Collections Purchase, the consideration for the Purchased Loans arising under the related Dealer Collections Purchase Agreement and other related Subsequent Conveyed Property will be an increase in the value attributable to CAC’s common stock in Funding (which constitutes and will constitute all of the equity interests issued by Funding) as a result of the conveyance of such Purchased Loans and other related Subsequent Conveyed Property and the extinguishment of the Dealer Loans subject to such Dealer Collections Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties. CAC represents and warrants to Funding as of the Closing Date, the Initial Funding Date and the date of each Incremental Funding during the Revolving Period, that:
(a)    Organization and Good Standing. CAC is duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has and had at all relevant times, full power, authority, and legal right to acquire, own, sell, and service the Loans and the related Contracts, and to perform its obligations under the Transaction Documents.
(b)    Due Qualification. CAC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business, including the servicing of the Loans and the related Contracts as required by this Agreement, requires such qualifications except where such failure will not have a Material Adverse Effect.
(c)    Power and Authority. CAC has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out their respective terms; and the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by CAC by all necessary corporate action.
(d)    Valid Sale; Binding Obligations. This Agreement evidences a valid sale, transfer, and assignment of the Conveyed Property enforceable against creditors of and purchasers from CAC; and this Agreement and the other Transaction Documents to which CAC is a party constitute legal, valid and binding obligations of CAC enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ or secured creditors’ rights generally and to general principles of equity.
(e)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of CAC, or any indenture, agreement, or other instrument to which CAC is a party or by which it is or may be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement (other than this Agreement), or other instrument; or violate any law or, to the best of CAC’s knowledge, any order, rule, or regulation applicable to CAC of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties.
(f)    No Proceedings. There are no proceedings or investigations pending, or to CAC’s best knowledge threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties: A) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party; B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party; or C) seeking any determination or ruling that might materially and adversely affect the performance by CAC of its obligations under, or the validity or enforceability of, this Agreement, or any other Transaction Document to which it is a party.

(g)    Solvency; Fraudulent Conveyance. CAC is solvent, is able to pay its debts as they become due and will not be rendered insolvent by the transactions contemplated by the Transaction Documents and, after giving effect thereto, will not be left with an unreasonably small amount of capital with which to engage in its business. CAC does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. CAC does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official for any of its assets. The amount of consideration being received by CAC upon the sale or other absolute transfer of the Conveyed Property to Funding constitutes reasonably equivalent value and fair consideration for the Conveyed Property. CAC is not transfering the Conveyed Property to Funding with any intent to hinder, delay or defraud any of its creditors.
(h)    Security Interest. As of the Initial Funding Date, CAC has granted a security interest (as defined in the UCC as enacted in the State of Michigan) to Funding in the Conveyed Property, which is enforceable in accordance with Applicable Law upon the Initial Funding Date. Upon the filing of UCC-1 financing statements naming Funding as secured party and CAC as debtor, Funding shall have a first priority perfected security interest in the Conveyed Property. All filings (including, without limitation, UCC filings) as are necessary in any jurisdiction to perfect the interest of Funding in the Conveyed Property have been made.
(i)    Contribution Agreement. This Agreement is the only agreement pursuant to which Funding purchases Loans from CAC.
(j)    Perfection. As of the Initial Funding Date, CAC will be the owner of all of the Loans and the other Conveyed Property, free and clear of all Liens. On or prior to the date of each contribution of Loans and the other Conveyed Property to Funding pursuant to this Agreement, all financing statements and other documents required to be recorded or filed in order to perfect and protect the ownership interest of Funding in and to the Loans and the other Conveyed Property against all creditors of and purchasers from CAC will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
(k)    Taxes. CAC has filed on or before their respective due dates, all tax returns which are required to be filed in any jurisdiction or has obtained extensions for filing such tax returns and has paid all material taxes, assessments, fees and other governmental charges against CAC or any of its properties, income or franchises, to the extent that such taxes have become due, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of CAC as may be required by GAAP. To the best knowledge of CAC, all such tax returns were true and correct in all material respects and CAC knows of no proposed material additional tax assessment against it nor any basis therefor. Any taxes, assessments, fees and other governmental charges payable by CAC in connection with the execution and delivery of the Transaction Documents have been paid or shall have been paid at or prior to the Closing Date.
(l)    Place of Business. The principal place of business and chief executive office of CAC is in Southfield, Michigan, and the office where CAC keeps all of its Records (other than

Certificates of Title) is at the address listed in Section 8.3, and the office where CAC keeps all Certificates of Title is at 200 Galleria Officentre, Suite 125, Southfield, Michigan 48034, or in each case, at such other locations notified to Funding and the Deal Agent in accordance with this Agreement in jurisdictions where all action required by the terms of this Agreement has been taken and completed; provided that the Servicer may temporarily (or permanently, in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.
(m)    Tradenames, Etc. As of the date hereof CAC has not, within the last five (5) years, operated under any tradenames other than its corporate name, nor has it changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).
(n)    Amount of Loans. The Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts and (B) the Aggregate Outstanding Eligible Loan Net Balance, each as of the Cut-Off Date and as reported in CAC’s Loan Servicing System.
(o)    Collections and Servicing. Since June 23, 2016, there has been no material adverse change in the ability of the Servicer to service and collect the Loans.
(p)    Not an Investment Company. CAC is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or each is exempt from all provisions of such Act.
(q)    ERISA. CAC is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended.
(r)    Bulk Sales. No transaction contemplated by this Agreement requires compliance with any bulk sales act or similar law.
(s)    Preference; Voidability. The transfer of the Conveyed Property by CAC to Funding hereunder was not made for or on account of an antecedent debt owed by Funding to CAC, or by CAC to Funding, and such transfer is not voidable under any Section of the Bankruptcy Code.
(t)    Use of Proceeds. No proceeds of any sale of Conveyed Property will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
Section 4.2    Representations and Warranties by CAC Relating to the Loans and the Related Contracts. CAC represents and warrants to Funding as of the Closing Date, the Initial Funding Date and the date of each Incremental Funding during the Revolving Period with respect to the Subsequent Conveyed Property sold to Funding on such date, that:

(a)    Nature of Loans, Contracts. Each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by CAC in any document or report delivered hereunder or under the Loan and Security Agreement, at the time of such representation, or at the time of such calculation, as applicable, in fact satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date such Loan was conveyed or pledged to Funding; each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contracts”) by CAC in any document or report delivered hereunder or under the Loan and Security Agreement, at the time of such representation, or at the time of such calculation, as applicable, in fact satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract, as applicable, on the date such Contract was conveyed or pledged to Funding.
(b)    Accuracy of Information. All information with respect to the Loans and other Conveyed Property provided to Funding hereunder by CAC was true and correct in all material respects as of the date such information was provided to Funding (or such earlier time as specifically set forth in such information) and did not omit to state any material facts necessary to make the statements contained therein not misleading.
(c)    Good Title. Upon the sale and/or contribution of the Loans and related property to Funding pursuant to this Agreement, Funding shall acquire all of CAC’s ownership and other interest in each Loan, and in the Related Security, Collections and proceeds with respect thereto, in each case free and clear of any Lien.
(d)    No Consents. With respect to each Loan and the other Conveyed Property, all material consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by CAC, in connection with the transfer of such Conveyed Property to Funding have been duly obtained, effected or given and are in full force and effect except for sales finance company licenses for Funding for the states of Maryland and Pennsylvania as to which the failure to obtain such licenses does not have a Material Adverse Effect.
(e)    Exhibit A. Upon delivery, Exhibit A to this Agreement, which may be supplemented and updated from time to time, will be an accurate and complete listing of all Loans and the related Contracts and any related Dealer Agreements in all material respects on the date each such Loan was sold to Funding hereunder, and the information contained therein is and will be true and correct in all material respects as of such date.
(f)    Chattel Paper. Each Contract and Purchased Loan constitutes tangible or electronic chattel paper.
(g)    Adverse Selection. No selection procedure believed by CAC to be materially adverse to the interests of Funding has been or will be used in selecting the Loans, Dealer Agreements or Contracts; provided that for the avoidance of doubt, during the Revolving Period, CAC in its sole discretion may elect to sell to Funding Dealer Loans secured by either Open Pools or Closed Pools.

Section 4.3    Reaffirmation of Representations and Warranties by CAC; Notice of Breach. The representations and warranties set forth in Section 4.1 and Section 4.2 shall survive the conveyance of the Loans to Funding, and termination of the rights and obligations of Funding and CAC under this Agreement. Upon discovery by Funding or CAC of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three Business Days of such discovery.
ARTICLE V

COVENANTS OF CAC
Section 5.1    Affirmative Covenants. So long as this Agreement is in effect, and until all Loans which have been conveyed to Funding pursuant hereto shall have been paid in full or written-off as uncollectible, and all amounts owed by CAC pursuant to this Agreement have been paid in full, unless Funding and the Deal Agent otherwise consent in writing, CAC hereby covenants and agrees as follows:
(a)    Preservation of Corporate Existence; Conduct of Business. CAC will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect on the Conveyed Property. CAC will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and CAC will maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(b)    Compliance with Laws. CAC will comply in all material respects with all Applicable Laws.
(c)    Furnishing of Information and Inspection of Records. CAC will furnish to Funding from time to time such information with respect to the Loans as Funding may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Loan. CAC will at any time and from time to time during regular business hours permit Funding, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of CAC for the purpose of examining such Records, and to discuss matters relating to Loans or CAC’s performance hereunder with any of the officers, directors, employees or independent public accountants of CAC having knowledge of such matters.
(d)    Keeping of Records and Books of Account. CAC will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and the Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

(e)    Performance and Compliance with Dealer Agreements and Purchase Agreements. CAC, at its expense, will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements, Purchase Agreements and Contracts, and all other agreements related thereto in all material respects.
(f)    Credit and Collection Policies. As long as it is the Servicer, CAC will comply in all material respects with the Credit Guidelines and the Collection Guidelines in regard to each Loan and any related Dealer Agreement unless otherwise required by Applicable Law.
(g)    Collections Received. CAC shall hold in trust, and deposit to the Collection Account, not later than the close of business on the second Business Day following the Date of receipt, all Collections received from time to time by CAC or the Servicer.
(h)    Sale Treatment. CAC agrees to treat the conveyance of the Conveyed Property made pursuant to this Agreement for all purposes (including, without limitation, tax and financial accounting purposes) as an absolute sale and/or contribution and, to the extent any such reporting is required, shall report the transactions contemplated by this Agreement on all relevant books, records, tax returns, financial statements and other applicable documents as a complete disposition of the Conveyed Property to Funding.
(i)    ERISA. CAC will promptly give Funding written notice upon becoming aware that CAC is not in compliance in all material respects with ERISA or that any ERISA lien on any of the Loans exists.
(j)    Preservation of Security Interest. CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Conveyed Property. CAC will maintain possession of the Dealer Agreements and the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, will maintain “control” (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof), as custodian for the Collateral Agent, as set forth in Section 6.2(c) of the Loan and Security Agreement. CAC, as Servicer, will comply with its covenants under Section 5.4(d) of the Loan and Security Agreement.
(k)    Separateness. CAC will take such actions that are required on its part to be performed to cause (i) Funding to be in compliance, at all relevant times, with Section 5.2(o) of the Loan and Security Agreement, and (ii) all factual assumptions set forth in the most recent opinion letters delivered by Skadden, Arps, Slate, Meagher & Flom LLP to the Collateral Agent with respect to certain bankruptcy matters to remain true at all relevant times.
(l)    Notice to Potential Purchasers. At all times before the termination of this Agreement, if a third party, including a potential purchaser of the Loans, inquires, CAC will promptly reply that (i) CAC has sold the Loans to Funding and (ii) Funding has granted a security interest therein to the Collateral Agent for the benefit of the Secured Parties, and CAC will not claim any ownership interest in the Loans.

Section 5.2    Negative Covenants. During the term of this Agreement, unless Funding and the Deal Agent shall otherwise consent in writing:
(a)    No Sales, Liens, Etc. Except as otherwise provided herein, CAC will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon (or the filing of any financing statement) or with respect to (i) any of the Loans, the Related Security, Collections or other Conveyed Property, (ii) any goods (other than inventory), the sale, which may give rise to any Loan, Related Security or Collections or other Conveyed Property or (iii) any account to which any Collections of any Loan are sent, or, in each case, assign any right to receive income in respect thereof. CAC shall, and will cause each of its Subsidiaries to, specifically exclude from the property subject to any Lien granted on inventory any and all accounts receivable generated by sales of such inventory and the proceeds thereof and shall provide, upon Funding’s request, evidence satisfactory to Funding that any such Lien (and each related UCC financing statement or other related filing) expressly excludes any such accounts receivable. CAC will provide Funding and the Deal Agent with a copy of any inventory financing agreement at least three Business Days prior to the effectiveness thereof.
(b)    No Extension or Amendment of Loans. CAC will not extend, amend or otherwise materially modify the terms of any Loan, Dealer Agreement, Purchase Agreement or Contract except as permitted by any other Transaction Document.
(c)    Credit Guidelines and Collection Guidelines. CAC will not amend, modify, restate or replace, in whole or in part, in any material way the Credit Guidelines or Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of Funding under this Agreement or any other Transaction Document, unless such change is permitted under the Loan and Security Agreement (including as a result of being required by Applicable Law) and unless CAC obtains the prior written consent of Funding.
(d)    Change in Payment Instructions to Obligors. CAC will not make any change in its instructions to Obligors regarding payments to be made directly or indirectly, unless such change is permitted under the Loan and Security Agreement and Funding and CAC have each consented to such change and have received duly executed documentation related thereto.
(e)    Change of Name, Etc. CAC will not change its name, identity, jurisdiction of organization or structure or location of its chief executive office, unless at least ten (10) days prior to the effective date of any such change CAC delivers to Funding and the Deal Agent such documents, instruments or agreements, including, without limitation, appropriate financing statements under the UCC, executed by CAC, as are necessary to reflect such change and to continue the perfection of Funding’s and any assignee’s interest in the Loans.
(f)    Separate Business. CAC will not: (i) fail to maintain separate books, financial statements, accounting records and other corporate documents from those of Funding; (ii) commingle any of its assets or the assets of any of its Affiliates with those of Funding (except to the extent that CAC acts as the Servicer of the Loans); (iii) pay from its own assets any obligation or indebtedness of any kind incurred by Funding; or (iv) directly, or through any of its Affiliates, borrow funds or accept credit or guaranties from Funding.

Section 5.3    Indemnities by CAC.
(a)    Without limiting any other rights that any such Person may have hereunder or under Applicable Law, CAC hereby agrees to indemnify Funding, or its assignee, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that arise as a result of non-payment of Loans due to credit problems of the Dealers or Obligors. If CAC has made any indemnity payment pursuant to this Section 5.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to CAC an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, CAC shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)    any Contract or Loan treated as or represented by CAC to be an Eligible Contract or Eligible Loan that is not at the applicable time an Eligible Contract or Eligible Loan;
(ii)    reliance on any representation or warranty made or deemed made by CAC or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by CAC to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement or Contract, or the nonconformity of any Loan, Dealer Agreement, Purchase Agreement or Contract with any such Applicable Law;
(iv)    the failure to vest and maintain vested in Funding, or its assignees, a first priority perfected security interest in the Conveyed Property, free and clear of any Lien;
(v)    the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Conveyed Property, whether on the Initial Funding Date or at any subsequent time;
(vi)    any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Dealer or Obligor) of the relevant Dealer or Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii)    any failure of CAC to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by CAC to perform its respective duties under the Loans, in each case in all material respects;
(viii)    the failure by CAC to pay when due any Taxes for which CAC is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Conveyed Property;
(ix)    the commingling of Collections of the Loans and Contracts at any time with other funds (except to the extent that CAC acts as the Servicer of the Loans);
(x)    any investigation, litigation or proceeding related to this Agreement or in respect of any Loan or Contract;
(xi)    the failure of CAC, in its individual capacity, or any of its agents or representatives to remit to the Servicer, the Deal Agent, or the Collateral Agent Collections of the Loans and Contracts remitted to CAC, in its individual capacity, or any such agent or representative; and
(xii)    the failure of a Contract File to contain the relevant original Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the relevant Contract (in each case, for UCC purposes).
Notwithstanding the foregoing, CAC shall have no indemnification obligation hereunder with respect to any Loan or Contract in respect of which CAC shall have paid the Release Price under the Loan and Security Agreement after the date of such payment.
(b)    Any amounts subject to the indemnification provisions of this Section 5.3 shall be paid by CAC to the Indemnified Party within five (5) Business Days following the Indemnified Party’s demand therefor.
(c)    The obligations of CAC under this Section 5.3 shall survive the termination of this Agreement.
ARTICLE VI

REPURCHASE OBLIGATION
Section 6.1    Mandatory Repurchase by CAC.
(a)    If any Loan, which has been conveyed to Funding by CAC hereunder and which has been reported by CAC to be an Eligible Dealer Loan or Eligible Purchased Loan, shall fail to meet the conditions set forth in the definition of “Eligible Dealer Loan” or “Eligible Purchased Loan”, as applicable, on the date of such report or for which any representation or warranty made herein in respect of such Loan shall fail to be true on the date so made, CAC shall, by the last day of the first full Collection Period following the discovery or notice thereof, repurchase such Loan by paying to Funding an amount equal to the Release Price of such Loan. If on any day any Contract, which has been conveyed to Funding by CAC hereunder and which has been reported by CAC to be an Eligible Contract, shall fail to meet the conditions set forth in the definition of “Eligible Contract” on the date of such report or for which any representation or warranty made herein in respect of such Contract shall fail to be true on the date so made, CAC shall, by the last day of the first full Collection Period following the discovery or notice thereof, repurchase such Contract by paying to Funding an amount equal to the Release Price of such Contract. For purposes of this Section 6.1(a), Release Price shall be calculated as of the last day of the immediately preceding Collection Period.
(b)    In the event of a breach of any representation or warranty by CAC set forth in Section 4.2 hereof, which breach could reasonably be expected to have a Material Adverse Effect, and as a result Funding is obligated to deposit the Retransfer Amount with respect to all of the Loans in the Collection Account on the relevant Release Date in accordance with Section 4.5(b) of the Loan and Security Agreement, CAC shall repurchase all of the Loans on such Release Date by paying to Funding an amount equal to such Retransfer Amount.
(c)    Each Dealer Loan, Dealer Loan Contract, Purchased Loan, Purchased Loan Contract and the Related Security which is subject to a payment in accordance with Sections 6.1(a) or (b) above shall, upon payment in full of the related amounts required thereunder, be reconveyed to CAC and shall no longer constitute Conveyed Property. Upon such payment and the request of CAC, Funding shall execute and deliver to CAC any assignments, termination statements and any other releases and instruments as CAC may reasonably request in order to effect and evidence the release of Funding’s security interest in such Dealer Loan, Dealer Loan Contract, Purchased Loan, Purchased Loan Contract or Related Security.
(d)    The parties hereto agree that the sole remedy for the breaches referenced in Sections 6.1(a) or (b) above is to require CAC to repurchase the relevant Loans or Contracts as set forth in this Section 6.1.
(e)    Notwithstanding anything herein to the contrary, during the Revolving Period, the repurchase and the related payment set forth under Sections 6.1(a) or (b) above shall not be required if the Capital is equal to or less than the Borrowing Base.
Section 6.2    No Recourse. Except as otherwise provided in this Article VI, the purchase and sale of the Loans under this Agreement shall be without recourse to CAC or the Servicer.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1    Conditions to Funding’s Obligations Regarding Loans. Consummation of the transactions contemplated hereby on the Closing Date, the Initial Funding Date and, where applicable, on the date of each Incremental Funding, shall be subject to the satisfaction of the following conditions:

(a)    All representations and warranties of CAC contained in this Agreement shall be true and correct in all material respects on the Closing Date, the Initial Funding Date and the date of each Incremental Funding with the same effect as though such representations and warranties had been made on such date and the date of each Incremental Funding;
(b)    With respect to those Loans sold and/or contributed on the Initial Funding Date and the date of each Incremental Funding, all information concerning such Loans provided to Funding shall be true and correct in all material respects as of the Initial Funding Date and the date of each Incremental Funding;
(c)    CAC shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;
(d)    CAC shall have filed or caused to be filed, or shall have delivered for filing, the financing statement(s) required to be filed pursuant to Section 2.1(e);
(e)    All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Funding, and Funding shall have received from CAC copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as Funding may reasonably have requested; and
(f)    On the Initial Funding Date, CAC shall deliver to Funding and the Deal Agent a Monthly Report as of the Initial Funding Date.
ARTICLE VIII

MISCELLANEOUS PROVISIONS
Section 8.1    Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Funding and CAC and consented to in writing by the Deal Agent.
Section 8.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 8.3    Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such electronic or facsimile transmission is confirmed in accordance with the provisions of this Section 8.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:
(a)    in the case of Funding:
CAC Warehouse Funding Corporation II
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034‑8339
Attention: Jeff Soutar
Telephone: (248) 353‑2700 (ext. 5646)
Telecopy: (866) 743-2704
with a copy to:
Wells Fargo Bank, National Association
550 South Tryon Street
Charlotte, North Carolina 28202
Attention: James B. Brinkley III
Facsimile No.: (704) 410-0223
Confirmation No.: (704) 410-2415
(b)    in the case of CAC and in the case of the Servicer (for so long as the Servicer is CAC):
Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034‑8339
Attention: Jeff Soutar
Telephone: (248) 353‑2700 (ext. 5646)
Telecopy: (866) 743-2704
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.
Section 8.4    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 8.5    Assignment. This Agreement may not be assigned by the parties hereto, except that Funding may assign its rights hereunder pursuant to the Loan and Security Agreement to the Collateral Agent, for the benefit of the Secured Parties. Funding hereby notifies CAC (and

CAC hereby acknowledges) that Funding, pursuant to the Loan and Security Agreement, has assigned its rights hereunder to the Collateral Agent. All rights of Funding hereunder may be exercised by the Collateral Agent or its assignees, to the extent of their respective rights pursuant to such assignments.
Section 8.6    Further Assurances. Funding, CAC and the Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other parties in order to more fully effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Loans for filing under the provisions of the UCC or other laws of any applicable jurisdiction.
Section 8.7    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Funding, CAC, the Collateral Agent or the Deal Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.
Section 8.8    Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 8.9    Binding Effect; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Deal Agent and the Collateral Agent on behalf of the Secured Parties are intended by the parties hereto to be third-party beneficiaries of this Agreement.
Section 8.10    Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
Section 8.11    Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 8.12    Exhibits. The schedules and exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 8.13    Covenant Not to File a Bankruptcy Petition. CAC agrees that until one year and one day after such time as the Loan and Security Agreement has been terminated and all Notes thereunder have been paid in full, it shall not (i) institute the filing of a bankruptcy petition against Funding; (ii) file a petition or consent to a petition seeking relief on behalf of Funding under the Bankruptcy Code; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Funding or any portion of the property of Funding. This Section 8.13 shall survive termination of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Funding and CAC each have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.
FUNDING:    CAC WAREHOUSE FUNDING
CORPORATION II
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President and Treasurer
CAC Warehouse Funding Corporation II
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Douglas W. Busk
Telephone: (248) 353-2700 (ext. 4432)
Telecopy: (866) 743-2704
CAC:    CREDIT ACCEPTANCE CORPORATION
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President and Treasurer
Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Douglas W. Busk
Telephone: (248) 353-2700 (ext. 4432)
Telecopy: (866) 743-2704

1950280.03-NYCSR07A        MSW - Draft June 20, 2016 - 10:08 AM

Exhibit A

List of Conveyed Property

[Previously delivered to Funding]